   As filed with the Securities and Exchange Commission on December 11, 2001
                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                              FLIR SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

                  Oregon                        93-0708501
        (State of incorporation or (I.R.S. Employer Identification No.)
              organization)

        16505 S.W. 72nd Avenue, Portland, Oregon 97224, (503) 684-3731
  (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                                 Earl R. Lewis
                     President and Chief Executive Officer
                              FLIR Systems, Inc.
        16505 S.W. 72nd Avenue, Portland, Oregon 97224, (503) 684-3731
 (Name, address, including zip code, and telephone number, including area code of agent for service)

                               -----------------

                                  Copies to:
            Gregory E. Struxness, Esq.     Alan F. Denenberg, Esq.
                  Ater Wynne LLP            Davis Polk & Wardwell
           222 S.W. Columbia, Suite 1800     1600 El Camino Real
              Portland, Oregon 97201     Menlo Park, California 94025
                  (503) 226-1191                (650) 752-2000

                               -----------------

       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                               -----------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. [_]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                            Proposed       Proposed
                                                            maximum        maximum
         Title of each class of            Amount to be  offering price   aggregate       Amount of
       securities to be registered         registered(2)  per share(3)  offering price registration fee
--------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value per share(1)   1,725,000       $43.91      $75,744,750       $18,103
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Including associated Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced or traded separately from the Common Stock.
(2) Includes 225,000 shares that the underwriters may purchase to cover over-allotments, if any.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                               -----------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and is subject to change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where an offer or sale of these securities is not permitted.



                 SUBJECT TO COMPLETION DATED DECEMBER 11, 2001

PROSPECTUS

                               1,500,000 Shares

                             [LOGO] Flir Systems TM

                                 Common Stock

          -----------------------------------------------------------


    This is an offering of common stock of FLIR Systems, Inc. Of the 1,500,000 shares of common stock being sold in this offering, 1,000,000 shares are being sold by FLIR Systems Inc., and 500,000 shares are being sold by a selling shareholder. We will not receive any of the proceeds from the sale of shares by the selling shareholder.

          -----------------------------------------------------------

    Our common stock is traded on the Nasdaq National Market under the symbol FLIR. On December 10, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $46.00 per share.

          -----------------------------------------------------------

                                                     Per Share Total
                                                     --------- -----
Public offering price...............................     $       $
Underwriting discounts and commissions..............     $       $
Proceeds to FLIR Systems, before expenses...........     $       $
Proceeds to the selling shareholder, before expenses     $       $

    The selling shareholder has granted the underwriters an option for a period of 30 days to purchase up to a total of 225,000 additional shares of common stock.

          -----------------------------------------------------------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 3.

          -----------------------------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.


JPMORGAN

                        BANC OF AMERICA SECURITIES LLC

                                                        NEEDHAM & COMPANY, INC.



December  , 2001

                               TABLE OF CONTENTS

                                                            Page
                                                            ----
Prospectus Summary.........................................    1

Risk Factors...............................................    3

Forward-Looking Statements.................................   11

Use of Proceeds............................................   12

Selling Shareholder........................................   12

Underwriting...............................................   13

Experts....................................................   15

Legal Matters..............................................   15

Where You Can Find More Information........................   15

Information Incorporated by Reference......................   16

                               -----------------

          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and the documents incorporated by reference into this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement or to any report incorporated by reference into the registration statement, please see that agreement or document for a complete description of these matters.

          You should rely only upon the information contained in, or incorporated by reference into, this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

          As used in this prospectus generally, the terms "FLIR," the "company," "we," "our" or "us" mean FLIR Systems, Inc. and its direct and indirect subsidiaries.
          "FLIR" and "FLIR Systems" are trademarks of FLIR Systems. This prospectus and the documents incorporated by reference into this prospectus also include references to service marks and trademarks of other entities.

                              PROSPECTUS SUMMARY

    This summary highlights selected information contained elsewhere in this prospectus and in documents incorporated by reference into this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" starting on page 3 and the documents incorporated by reference into this prospectus, before making an investment decision.

                              FLIR Systems, Inc.

    We are a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of commercial, industrial and government applications. Our thermal imaging systems use advanced infrared imaging technology that detects infrared radiation, or heat, enabling the operator to measure minute temperature differences and to see objects in total darkness and through adverse weather conditions. We divide our business into two divisions, according to the markets we serve: "Thermography," where infrared cameras provide precise non-contact temperature measurement capabilities for a variety of commercial and industrial applications; and "Imaging," where a range of medium and high performance stabilized infrared and visual imaging systems are used in a variety of vision enhancement applications.

    Thermography Market. The thermography market is comprised of a broad range of applications where both imaging and temperature measurement are combined, including condition monitoring, research and development, manufacturing process control and non-destructive testing. This market has evolved from the use of simple heat sensing devices to sophisticated radiometric (temperature measuring) instruments that use a variety of accessories and extensive image analysis software. The increasing emphasis on improving manufacturing efficiency and product quality coupled with the improvements in hardware functionality and enhanced image analysis software have expanded the industrial market. Recently designed, less expensive technology has created opportunities to further penetrate existing market segments as well as creating demand in new markets that can benefit from the enhanced performance and lower cost of such technology.

    Imaging Market. The imaging market is comprised of a broad range of imaging applications which require long-range vision enhancement, including: search and rescue, perimeter security, surveillance and reconnaissance, navigation safety, border and maritime patrol, drug interdiction, environmental monitoring, law enforcement support and electronic news gathering. Our target market is largely comprised of military and government customers; we supply systems that can typically detect an object over long distances--day or night--through adverse weather conditions. Customers in the military and law enforcement market segments demand affordable, high performance systems that can be mounted on a variety of helicopters, airplanes, ships or ground-based platforms, operate in demanding climatic conditions, and perform a variety of tasks requiring high image quality and stabilization. Software capabilities within the systems typically address specific customer mission requirements.
    Our products feature advanced imaging and stabilization technology and innovative packaging at competitive prices. Modular product designs and image analysis software tools increase our ability to provide products that are specifically tailored to meet individual customer requirements. Many of our products also incorporate visible light cameras, laser range finders, laser illuminators, laser designators, image analysis software and gyro-stabilized gimbal technology.

    We maintain our executive offices at 16505 S.W. 72nd Avenue, Portland, Oregon 97224. Our telephone number is (503) 684-3731. We also maintain a web site at www.flir.com. The information on our web site is not, and you must not consider such information to be, a part of this prospectus.

                                 THE OFFERING


Common stock offered by FLIR Systems.......................  1,000,000 shares

Common stock offered by selling shareholder................    500,000 shares

Common stock to be outstanding after this offering......... 16,552,444 shares

Use of proceeds............................................ For repayment of debt, capital expenditures, working capital and other general corporate
                                                            purposes. See "Use of Proceeds" on
                                                            page 12 for more information regarding our
                                                            use of the proceeds from this offering.

Nasdaq National Market symbol.............................. FLIR

                             ---------------------

    The share amounts listed here are based on shares outstanding as of November 30, 2001. These amounts exclude 3,706,573 shares of common stock reserved for issuance under our stock option and stock purchase plans, of which 1,463,752 shares were subject to outstanding options on November 30, 2001, at a weighted average exercise price of $10.52 per share.

    Unless otherwise noted, the information in this prospectus assumes that the underwriters' over-allotment option to purchase up to an additional 225,000 shares from the selling shareholder will not be exercised.

                                 RISK FACTORS

    You should carefully consider the risks described below and all other information contained and incorporated by reference in this prospectus before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

Fluctuations in our quarterly and annual operating results make it difficult to predict our future performance

    Our quarterly and annual operating results are likely to fluctuate in the future due to a variety of factors, some of which are beyond our control. As a result of the fluctuations in our quarterly operating results, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and should not be relied upon as indicators of future performance. Factors that may affect our future operating results include:

    . the timing, number and size of orders from, and shipments to, our customers, as well as the relative mix of those orders;

    . a significant portion of our sales are made in the last month of each quarter, with sales frequently concentrated in the last week or days of the quarter;

    . the timing and market acceptance of our or our competitors' new products, product enhancements or technologies;

    . the timing of the release of government funds for procurement of our products;

    .   changes in our or our competitors' pricing policies;

    .   the timing and amount of any inventory write downs;

    .   our ability to obtain sufficient supplies of critical components;

    .   foreign currency fluctuations;

    . costs associated with the acquisition of other businesses, product lines or technologies;

    . our ability to integrate acquired businesses, product lines or technologies; and

    .   general economic conditions, both domestically and internationally.

    Seasonal fluctuations in our operating results, particularly the increase in sales we generally experience every year in the fourth quarter, result from:

    . the seasonal pattern of contracting by the U.S. and certain foreign governments;

    . the frequent requirement of international customers to take delivery of equipment prior to January due to funding considerations; and

    . the tendency of commercial enterprises to fully utilize yearly capital budgets prior to expiration.

We have had difficulties managing our growth

    We have grown rapidly from 313 employees in 1993 to 687 employees as of December 31, 2000. Our annual revenue during that period grew from $40 million to $186 million and our operations became global in nature. In the past, we experienced problems in developing and implementing a financial reporting and controls system commensurate with the substantial growth and increased complexity of our business. In particular, in the course of the audit of our 1999 financial statements by PricewaterhouseCoopers, our former outside auditor, a number of material reporting and control weaknesses were brought to our attention and it was determined that our financial statements for 1998 and for interim periods in 1999 had to be restated for a number of reasons. As a result of the material weaknesses in internal controls, our former auditors determined that they would be unable to perform a review of our March 31, 2000 interim financial statements and informed us that they believed the material weaknesses raised questions about our ability to prepare interim consolidated financial statements that were both timely and accurate. Since that time we have taken a number of steps to improve our controls and systems, including the implementation of a new set of reporting and control procedures and protocols and the retention of a new executive management team and financial reporting personnel. However, if these and other measures we take are inadequate to address the growth we are continuing to experience, our business, financial condition and results of operations could be materially and adversely affected.

The pending investigation by the SEC could harm our business

    On June 8, 2000, the SEC issued a formal order of investigation of us and certain officers, directors, employees and other individuals presently and formerly associated with our company to determine whether any violations of the federal securities laws occurred during 1998 and 1999. The investigation relates to accounting controls, financial reports and other public disclosures during that time period. We believe that the investigation relates to, among other things, the same set of facts that gave rise to the restatements of our financial statements for those periods and to class action lawsuits by our shareholders that have now been settled. As part of its investigation, the SEC has subpoenaed documents and testimony from our current and former officers and employees and others. While we do not know when this investigation will conclude or what the outcome will be, if the SEC concludes that there have been violations of the federal securities laws, it has available to it a broad range of remedies and might seek to impose remedies that could have a material adverse effect on our business, financial condition and results of operations. An adverse finding against us by the SEC could also jeopardize our ability to enter into new sales contracts with agencies of the U.S. Government, negatively impact our stock price and damage our reputation with customers. In addition, we expect to continue to incur expenses associated with responding to this investigation, regardless of its outcome, and this investigation may divert the efforts of our management team from normal business operations.

A reduction in government purchasing could significantly decrease revenue

    The government procurement process is complex and highly competitive. A substantial portion of our revenue is derived from sales to U.S. and foreign government agencies and our business will continue to be substantially dependent upon such sales. No sales to a single agency of the U.S. Government accounted for more than 10% of our revenue last year, but aggregate sales to U.S. Government agencies accounted for 18.2% of our revenue for 2000 and 24.9% of our revenue for the first nine months of 2001. Accordingly, our results of operations would be adversely impacted by governmental spending cuts and general budgetary constraints. Additionally, even though most of our government sales are not made for defense applications, a significant reduction in purchases of thermal imaging systems for defense applications could result in certain of our competitors committing more attention and resources to non-defense applications, thereby exposing us to greater competitive pressures in our primary markets. A significant decline in our sales to U.S. or foreign governments or our disqualification from making such sales for any reason, including a suspension or debarment relating to our pending investigation by the SEC, would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to reduce our costs quickly enough if our sales decline

    Our expense levels are based, in part, on our expectations regarding future sales, and these expenses are largely fixed, particularly in the short term. In addition, to enable us to promptly fill orders, we maintain inventories of finished goods, components and raw materials. As a result, we commit to considerable costs in advance of anticipated sales. Accordingly, we may not be able to reduce our costs in a timely manner to compensate for any unexpected shortfall between forecasted and actual sales. Any significant shortfall of sales may result in us carrying higher levels of inventories of finished goods, components and raw materials thereby increasing our risk of inventory obsolescence and corresponding inventory write-downs and write-offs. As a result, we may not carry adequate reserves to offset such write-downs or write-offs.

Our liquidity is limited as a result of restrictions on borrowings under our bank credit agreement and the limited duration of that agreement

    We entered into a credit agreement with a number of banks as of December 16, 1999. This credit agreement was amended as of January 23, 2001. As of November 30, 2001, we had $57.5 million of borrowings in addition to $1.4 million of standby letters of credit, with $4.6 million available to us for additional borrowings under the amended credit agreement. All borrowings under the amended credit agreement must be repaid by July 15, 2002, when the amended credit agreement expires. The amended credit agreement also includes certain covenants. We have in the past and could in the future be out of compliance with such covenants. The failure to satisfy such covenants would result in our default under the amended credit agreement. We are seeking to refinance our borrowings under the amended credit agreement and to enter into a new credit agreement. We cannot assure you that we will be successful in doing so. If we are not successful, our reduced liquidity could have a material adverse effect on our business, financial condition and results of operations.

Our future success will depend on our ability to respond to the rapid technological change in the markets in which we compete

    The market for thermal imaging equipment is characterized by rapid technological developments and frequent new product introductions, enhancements and modifications. Our success will depend in large part on our ability to develop new technologies that anticipate changing customer requirements. We may need to make substantial capital expenditures and incur significant research and development costs to develop and introduce new products and enhancements. If we fail to timely develop and introduce new technologies, our business, financial condition and results of operations would be adversely affected. From time to time, we or our competitors may announce new products, product enhancements or technological innovations that have the potential to replace or shorten the life cycles of our products and that may cause customers to defer purchasing our existing products, resulting in inventory obsolescence.

We must successfully introduce new or enhanced products to be successful

    Our future success depends on our ability to continue to improve our existing products and to develop new products using the latest technology that can satisfy customer requirements. For example, our near term success will depend on the continued acceptance of the StarSAFIRE and ThermaCAM 695, sales of which we expect to generate a substantial amount of our annual revenue. We are also investing a significant amount of our financial resources in the enhancement of some of our other existing products. We cannot be certain that we will successfully complete these enhancements within the necessary time period or that customers will accept our new products, or any future products. Our failure to complete the enhancement of these products or the failure of our current or future products to gain or maintain market acceptance could have a material adverse effect on our business, financial condition and results of operations.

Competition in the market for thermal imaging equipment is intense and our failure to compete effectively would adversely affect our business

    Competition in the markets for our products is intense. The speed with which companies can identify new applications for thermal imaging, develop products to meet those needs and supply commercial quantities at low prices to the market are important competitive factors. We believe the principal competitive factors in our markets are product features, reliability and price. Additionally, our products compete indirectly with numerous other products, such as image intensifiers and low-light cameras, for limited military and governmental funds. Finally, many of our competitors have greater financial, technical, research and development and marketing resources than we do. All of these factors result in greater challenges from our existing competitors as well as increasing competition from new competitors and require us to continue to invest in, and focus on, research and development and new product innovation. No assurance can be given that we will be able to compete effectively in the future, which would have a material adverse effect on our business, financial condition and results of operations.

Dependence on sole source and limited source suppliers of components of our products exposes us to risks that could result in delays in satisfying customer demand, increased costs and loss of revenue

    We rely on a number of sole source and limited source suppliers to provide certain key components for our products. Accordingly, we could experience a shortage in the supply of some of our components. In particular, we have a contract with BAE Systems ("BAE") for the supply of uncooled detectors for integration into our ThermaCAM and FireFLIR product lines. BAE is currently one of three large producers of specialized uncooled detectors. Subject to certain exceptions, the contract gives us the exclusive right to purchase uncooled detectors for use in the commercial market and a limited, nonexclusive right to purchase uncooled detectors for use in the government market. Under the contract, we have the corresponding obligation to purchase uncooled detectors solely from BAE for commercial applications. Currently, the ThermaCAM series of hand-held products, ThermoVision, ThermoVision Sentry and FireFLIR are our only products that use the BAE detectors. However, we intend to use uncooled detectors supplied by BAE in other products, such as the ThermoVision 1000. The contract provides for the monthly delivery of a fixed number of uncooled detectors, which may be increased or decreased by us within certain limits. Our business, financial condition and results of operations could be materially and adversely affected in the event that either (i) the number of detectors delivered to us under the contract is insufficient to satisfy our requirements or (ii) we are obligated to purchase detectors in excess of the number we require. The contract covers the purchase of a fixed aggregate number of units. After expiration of the contract, we may not be able to successfully negotiate a new contract with BAE or another company for uncooled detectors. Failure by us to renew the contract or identify another source of uncooled detectors would have a material adverse effect on our business, financial condition and results of operations.

    Based on past experience, we expect to occasionally receive late deliveries or to experience inadequate supplies of certain components. If the components provided by BAE or any other significant supplier were to become unavailable, our manufacturing operations would be disrupted. Unless we could identify and qualify acceptable replacement components or redesign our products with different components, we might not be able to obtain necessary components on a timely basis or at acceptable prices. Any extended interruption in the supply of sole or limited source components would have a material adverse effect on our business, financial condition and results of operations.

Our future success depends in part on attracting and retaining key senior management and qualified technical and sales personnel

    Our future success depends on the efforts and continued services of our key executives and our ability to attract and retain qualified technical and sales personnel. Significant competition exists for such personnel and we cannot assure the retention of our key technical and sales personnel or our ability to attract, assimilate and retain other highly qualified technical and sales personnel as may be required in the future. We also cannot assure that employees will not leave and subsequently compete against us. If we are unable to attract and retain key personnel, our business, financial condition and results of operations could be adversely affected.

Any acquisition or equity investment we make could disrupt our business and harm our financial condition and results of operations

    We have in the past, and may in the future, acquire complementary businesses or technologies or enter into joint ventures. We may experience difficulties in assimilating the personnel, operations, products and technology acquired in any future acquisitions or investments we make. Additionally, we could lose the key personnel from any of the companies that we acquire, incur unanticipated costs and assume new liabilities. Any of these difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we might have to incur additional debt or issue additional equity securities to pay for any future acquisitions. The issuance of any additional equity securities could dilute our existing shareholders' ownership. No assurance can be given that we will realize the anticipated benefits of any acquisition or that such acquisition will not have a material adverse effect on our business, financial condition and results of operations.

We face risks from international sales and currency fluctuations

    We market and sell our products worldwide and international sales have accounted for, and are expected to continue to account for, a significant portion of our revenue. For the year ended December 31, 2000 and the nine months ended September 30, 2001, international sales accounted for 48.4% and 42.9%, respectively, of our total revenue. Our international sales are subject to a number of risks, including:

    .   the imposition of governmental controls;

    .   restrictions on the export of critical technology;

    .   trade restrictions;

    .   difficulty in collecting receivables;

    .   inadequate protection of intellectual property;

    .   labor union activities;

    .   changes in tariffs and taxes;

    .   difficulties in staffing and managing international operations;

    .   political and economic instability; and

    .   general economic conditions.

    Historically, currency fluctuations have affected our operating results. Changes in the value of foreign currencies in which our sales are denominated or costs incurred have in the past caused, and could in the future cause, fluctuations in our operating results. We seek to reduce our exposure to currency fluctuations by denominating the majority of our international sales in U.S. dollars. With respect to international sales denominated in U.S. dollars, a decrease in the value of foreign currencies relative to the U.S. dollar could make our products less price-competitive. No assurance can be given that these factors will not have a material adverse effect on our future international sales and operations and, consequently, on our business, financial condition and results of operations.

We may not be successful in maintaining and obtaining the necessary licenses to conduct operations abroad, and Congress may prevent proposed sales to foreign governments

    Licenses are required from government agencies under the Export Administration Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976 for export of many of our products. We can give no assurance that we will be successful in obtaining these licenses. Failure to obtain or delays in obtaining these licenses would prevent or delay us from selling our products outside the United States and would have a material adverse effect on our business, financial condition and results of operations.

Our products may suffer from defects or errors leading to substantial damage or warranty claims

    Our products use complex system designs and components that may contain errors or defects, particularly when we incorporate new technology into our products or release new versions. While we have not yet had to recall a product, if any of our products are defective, we might be required to redesign or recall those products or pay substantial damages or warranty claims. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, product defects could result in substantial product liability. We maintain product liability insurance but cannot be certain that it is adequate or will remain available on acceptable terms.

Our inability to protect our intellectual property and proprietary rights and avoid infringing the rights of others could harm our competitive position and our business

    Our ability to compete successfully and achieve future revenue growth depends, in part, on our ability to protect our proprietary technology and operate without infringing the rights of others. To accomplish this, we rely on a combination of patent, trademark and trade secret laws, confidentiality agreements and contractual provisions to protect our proprietary rights. Most of our proprietary rights are held in confidence as trade secrets and are not covered by patents, making them more difficult to protect. Although we currently hold United States patents covering certain aspects of our technologies, we cannot be certain that we will obtain additional patents or trademarks on our technology, products and trade names. Furthermore, we cannot be certain that our patents or trademarks will not be challenged or circumvented by competitors. Likewise, we cannot be certain that measures taken to protect our proprietary rights will adequately deter their misappropriation or disclosure. Any failure by us to meaningfully protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Moreover, because intellectual property does not necessarily represent a barrier to entry into the thermal imaging industry, there can be no assurance that we will be able to maintain our competitive advantage or that competitors will not develop capabilities equal or superior to ours.

    Litigation over patents and other intellectual property is common in our industry. We cannot assure you that we will not be the subject of patent or other litigation in the future. Defending intellectual property lawsuits and related legal and administrative proceedings could result in substantial expense to us and significant diversion of effort of our personnel. An adverse determination in a patent suit or in any other proceeding to which we may be a party could subject us to significant liabilities. An adverse determination could require us to seek licenses from third parties. If licenses were not available on commercially reasonable terms or at all, our business could be harmed.

We would be harmed if we were unable to use one of our facilities
    We manufacture our products at facilities located in Portland, Boston and Stockholm. Our inability to continue to manufacture our products at one or more of our facilities as a result of, for example, a prolonged power shortage, fire or other natural disaster, would prevent us from supplying products to our customers, and could have a material adverse effect on our business, financial condition and results of operations.

Our principal shareholder has substantial voting power and may exert significant influence over our direction and policies, including any matter requiring shareholder approval

    Following this offering, Thermo Electron Corporation will beneficially own 18.2% of our outstanding common stock. By virtue of its stock ownership position, Thermo Electron will be able to significantly influence our direction and policies, the election of our Board of Directors and the outcome of any other matter requiring shareholder approval, including any merger, consolidation, sale of substantially all of our assets or other change of control transaction. This concentration of ownership may delay or prevent a change of control or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company, which could decrease the price of our common stock.

Future sales of our common stock could depress our stock price

    Following this offering, there will be 16,552,444 shares of common stock outstanding, of which Thermo Electron will own 3,012,000 shares. Thermo Electron has certain registration rights that allow it to require us to register for resale at any time all or a portion of the 3,012,000 shares of common stock which will be owned by it following this offering. Thermo Electron and our directors and executive officers have agreed that, subject to certain exceptions, they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock owned by them, except for 500,000 shares of common stock owned by Thermo Electron, for a period of 90 days following the date of this prospectus. We have agreed to file a registration statement covering the resale of the remaining 3,012,000 shares held by Thermo Electron not more than ten days following the end of the 90 day period. Sales of a substantial number of shares of common stock in the public market or the prospect of such sales, whether through this offering or otherwise, could adversely affect the market price for our common stock.

Our Articles, Bylaws and Shareholder Rights Plan as well as Oregon law contain provisions that could discourage a takeover

    Provisions of our Second Restated Articles of Incorporation, First Restated Bylaws, Oregon law and our Shareholder Rights Plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

Our stock price could fluctuate

    The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. For example, the closing price of our common stock has ranged from a low of $4.41 to a high of $47.32 from January 1, 2001 through the date of this prospectus. Factors that may cause price fluctuations include:

    .   fluctuations in our quarterly operating results;

    .   new product announcements by us or our competitors;

    .   changes in financial estimates by securities analysts;

    .   real or perceived changes in the markets for our products;

    . announcements by us, or our competitors, of new or enhanced products or technological innovations or in the pricing of products;

    . military or government budget developments in the United States or other countries; and

    .   announcements with respect to our pending SEC investigation.

    In addition, the securities markets have experienced significant price and volume fluctuations, and the market prices of technology companies have been particularly affected by general economic events unrelated to the companies' operating performances. In the past, companies that have experienced stock price volatility have sometimes been the subject of securities class action litigation. If we were subject to such litigation, as we once were in the past, it could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, financial condition and results of operations.

                          FORWARD-LOOKING STATEMENTS

    This prospectus and the information incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about our business, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "sees," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those discussed below and elsewhere in this prospectus. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date of this prospectus and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus. If we do update or correct one or more forward-looking statement, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. Some of the risks, uncertainties and assumptions about FLIR that may cause actual results to differ from the results in these forward-looking statements include the following:

    . general and market-specific economic and business conditions, both nationally and internationally;

    .   our acquisition opportunities and our ability to integrate acquisitions;

    .   our expectations and estimates concerning future financial performance;

    .   financing plans and the impact of competition;

    . economic and other disruptions and uncertainties resulting from the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 and a continuing war on terrorism, including military action, new terrorist attacks, actual or threatened, and related political events;

    . anticipated trends in our business, including those described in the information contained in the Management's Discussion and Analysis sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001; and

    .   other risk factors set forth under "Risk Factors" above.

    All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

                                USE OF PROCEEDS

    The net proceeds from the sale of the 1,000,000 shares of common stock offered by us will be approximately $43.5 million, based on an assumed offering price of $46.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of the 500,000 shares offered by the selling shareholder.

    We anticipate that the net proceeds from the sale of common stock by us will be used to pay down our indebtedness under our existing credit agreement. We entered into a credit agreement with a number of banks as of December 16, 1999. This credit agreement was amended as of January 23, 2001. The amended credit agreement provides us with a borrowing facility to a maximum of $93.4 million. We made principal payments totaling $6.9 million during the quarter ended September 30, 2001, for a total of $27.4 million of principal payments made during the nine months then ended. As of November 30, 2001, we had $57.5 million of borrowings in addition to $1.4 million of standby letters of credit, with $4.6 million of financing available to us under our line of credit.

    The interest rate on the borrowings under the amended credit agreement as of November 30, 2001 was 6.75 percent, which was the prime rate of the primary lender for domestic borrowings plus 1.75 percent. In addition, we are required to make certain payments under its interest rate swap agreements, which increase our overall effective interest rate on our borrowings.

    The amended credit agreement requires periodic minimum cumulative principal payments totaling not less than $25.0 million on or before June 30, 2002. As of September 30, 2001, we have met and prepaid our principal payment requirements through June 30, 2002. The amended credit agreement expires on July 15, 2002.

    To the extent that the net proceeds of this offering are not used to repay indebtedness under our amended credit agreement, we anticipate that the proceeds will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures or acquisitions. Pending their application, the proceeds will be invested in interest bearing, investment grade securities.

                              SELLING SHAREHOLDER

    The following table presents information provided to us regarding the beneficial ownership of shares of our common stock by the selling shareholder as of November 30, 2001, before and after the offering. The percentage of outstanding shares is based on the number of shares of our common stock outstanding on November 30, 2001.


                            Shares owned prior           Shares owned after
                             to the offering    Number      the offering
                            ------------------ of shares ------------------
Name                          Number   Percent  offered    Number   Percent
----                        ---------  ------- --------- ---------  -------
Thermo Electron Corporation 3,512,000   22.6    500,000  3,012,000   18.2

                                 UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us and the selling shareholder the following respective number of shares of common stock:

                               Number of
Name                            Shares
----                           ---------
J.P. Morgan Securities Inc....
Banc of America Securities LLC
Needham & Company, Inc........
                               ---------
Total......................... 1,500,000
                               =========

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us and the selling shareholder if they purchase any shares, other than those shares covered by the over-allotment option described below.

    The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                    Underwriting Discounts and Commissions

                                                           Paid by the Selling
                                     Paid by Us                Shareholder
                              ------------------------- -------------------------
                              No Exercise Full Exercise No Exercise Full Exercise
                              ----------- ------------- ----------- -------------
Per Share....................     $            $            $            $
Total........................

    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $165,000.

    The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not
in excess of $    per share. The underwriters may allow and such dealers may
reallow a concession not in excess of $    per share to certain other dealers.
After the initial offering of the shares, the offering price and other selling terms may be changed by the underwriters.

    The selling shareholder has granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 225,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. The selling shareholder will be obligated, pursuant to the option, to sell shares to the underwriters if the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered by this prospectus.

    The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

    Our executive officers and directors and the selling shareholder, who together will hold an aggregate of 3,243,686 shares of common stock after the offering, have agreed that, subject to certain exceptions, they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock owned by them, except for up to 500,000 shares of common stock owned by the selling shareholder, for a period of 90 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock for a period of 90 days following the date of this prospectus, except that we may issue shares of common stock or grant options under our employee benefit plans, qualified stock plans or other employee compensation plans existing as of the date of this prospectus. We have agreed to file a registration statement covering the resale of the remaining 3,012,000 shares held by the selling shareholder not more than ten days following the end of the 90 day period.

    Persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions, imposing penalty bids or engaging in passive market making. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    The underwriters may create a syndicate short position by making short sales of the shares and may purchase the shares on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales can be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising the over-allotment option or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

    One or more members of the underwriting selling group may make copies of the preliminary prospectus available over the Internet to customers or through its or their web sites.

                                    EXPERTS

    The audited consolidated financial statements and schedule for the year ended December 31, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The audited consolidated financial statements as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, except as they relate to Inframetrics, Inc. for the year ended December 31, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to the audited consolidated financial statements of Inframetrics, Inc. for the year ended December 31, 1998, in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firms as experts in auditing and accounting.

                                 LEGAL MATTERS

    In connection with this prospectus, Ater Wynne LLP, Portland, Oregon, has provided its opinion as to the validity of the issuance of the common stock. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. The file number under the Securities Exchange Act of 1934 for our Commission filings is No. 0-21918. You may read and copy materials that we have filed with the Commission, including the registration statement of which this prospectus is a part, at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings also are available to the public on the Commission's web site at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

                     INFORMATION INCORPORATED BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the common stock to which this prospectus relates or the offering is otherwise terminated.

    1. Our Annual Report on Form 10-K for the fiscal year ended December 31,
2000;

    2. Our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000;

    3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

    4. Our Amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

    5. The description of our common stock included in our Registration Statements on Forms 8-A filed on June 15, 1993 and June 11, 1999.

    You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (503) 684-3731 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time: Corporate Secretary, FLIR Systems, Inc., 16505 S.W. 72nd Avenue, Portland, Oregon 97224.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               1,500,000 Shares


                             [LOGO] Flir Systems TM

                                 Common Stock

                                   JPMORGAN

                        BANC OF AMERICA SECURITIES LLC
                            NEEDHAM & COMPANY, INC.

                               December  , 2001

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee....................................... $ 18,103.00
NASD Filing Expense........................................ $  8,075.00
Accounting Fees and Expenses............................... $ 25,000.00
Legal Fees and Expenses.................................... $ 60,000.00
Printing Expenses.......................................... $ 40,000.00
Miscellaneous.............................................. $ 13,822.00
                                                            -----------
Total...................................................... $165,000.00
                                                            ===========

Item 15. Indemnification of Directors and Officers.

    As an Oregon corporation, we are subject to the Oregon Business Corporation Act ("OBCA") and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article IV of our Second Restated Articles of Incorporation (the "Restated Articles") eliminates the liability of our directors to us or our shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

    Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Article IV of the Restated Articles requires us to indemnify our directors and officers to the fullest extent not prohibited by law.

    The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    We also have entered into indemnity agreements with each of our executive officers and each member of our Board of Directors. These indemnity agreements provide for indemnification of the indemnitee to the fullest extent allowed by law.

Item 16. Exhibits.

    The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17. Undertakings.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement related to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                          [SIGNATURE PAGE TO FOLLOW]

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on December 10, 2001.

                                          FLIR SYSTEMS, INC.

                                                     /S/ EARL R. LEWIS
                                          By: _________________________________
                                                       Earl R. Lewis
                                                 President, Chief Executive
                                             Officer and Chairman of the Board

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Earl R. Lewis and James A. Fitzhenry, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of December 10, 2001.


/S/ EARL R. LEWIS      President, Chief Executive Officer and Chairman of the
----------------------   Board
Earl R. Lewis

/S/ STEPHEN M. BAILEY  Senior Vice President, Finance and Chief Financial Officer
----------------------   (Principal Financial and Accounting Officer)
Stephen M. Bailey

/S/ JOHN C. HART       Director
----------------------
John C. Hart

/S/ W. ALLEN REED      Director
----------------------
W. Allen Reed

/S/ RONALD L. TURNER   Director
----------------------
Ronald L. Turner

/S/ STEVEN E. WYNNE    Director
----------------------
Steven E. Wynne

/S/ ANGUS L. MACDONALD Director
----------------------
Angus L. Macdonald

                                 EXHIBIT INDEX

Exhibit
Number                  Exhibit Description
-------                 -------------------

  1.1   Form of Underwriting Agreement

  5.1   Opinion of Ater Wynne LLP

 23.1   Consent of Arthur Andersen LLP

 23.2   Consent of PricewaterhouseCoopers LLP

 23.3   Consent of Ernst & Young LLP

 23.4   Consent of Ater Wynne LLP (included in Exhibit 5.1)

 24.1   Power of Attorney (see page II-3)
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